EXHIBIT 99
Press Release

Sentry Technology Announces Completion of
Transaction With Dutch A&A Holding, B.V.

HAUPPAUGE, N.Y., Jan. 8 /PRNewswire/ -- Sentry Technology Corporation (OTC Bulletin Board: SKVY - news) announced today the completion of the purchase of Common Stock of Sentry Technology Corporation by Dutch A&A Holding, B.V. Dutch A&A has purchased newly issued stock of Sentry representing 37.5% of the outstanding Common Stock of Sentry for a total purchase price of $3,000,000, of which $500,000 was paid today and the balance is payable in installments through July 31, 2001. Dutch A&A has the right to acquire additional shares during the two-year period following the closing, up to an aggregate holding of 60% of the Common Stock of Sentry then outstanding. As previously announced, the Company is also paying a dividend of 0.075 shares of Class A Preferred for each Class A Preferred share outstanding on December 8, 2000. The Class A Preferred Stock of Sentry, including the dividend shares, has been reclassified into shares of Common Stock at a ratio of 5 shares of Common for every share of Class A Preferred Stock.

Peter L. Murdoch, the new President and Chairman of the Board of Sentry and a member of the Dutch A&A investor group, said, "Dutch A&A is excited to be completing this transaction. Both companies will benefit by the combined resources, including product lines, markets and technologies. Sentry will add to its existing products Dutch A&A's EAS, Access Control and RFID systems for sales to its U.S. customer base in excess of 9,000 accounts and Dutch A&A will expand its product offerings to include Sentry's patented traveling SentryVision(R) system, via its network of international dealers. We believe this investment dramatically increases value for Sentry and Dutch A&A."

Dutch A&A is headquartered in the Netherlands. Through its subsidiaries, Dutch A&A develops, manufactures and markets RFID, Access Control, RF/EM antishoplifting systems, security labels and software in 50 countries.

Sentry Technology Corporation was formed on February 12, 1997 through the merger of Knogo North America Inc. and Video Sentry Corporation. Through its subsidiaries, Sentry designs, manufactures, sells, installs and services a complete line of electronic article surveillance (EAS) and closed circuit television (CCTV) surveillance systems, including its patented traveling SentryVision(R) system. The Company's products are used by retailers to deter shoplifting and employee theft, and by commercial, manufacturing and governmental customers to protect people and assets.

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For further information about the companies, please visit their web sites at
http://www.sentrytechnology.com/ and http://www.idsystems-dialoc.com/.

Except for the historical information herein, certain matters discussed in this release include forward-looking statements involving statements concerning the Company's future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company's operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company's products, as detailed from time to time in the Company's filings with the Securities and Exchange Commission.